Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION REPORTS FINANCIAL RESULTS

FOR THE FIRST QUARTER OF 2025

Denver, Colorado – May 12, 2025 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) is pleased to announce its first quarter operational results from its Don David Gold Mine (“DDGM”) near Oaxaca, Mexico.

“While production was lower in Q1 2025 than in prior quarters, we’re now seeing strong early traction,” said Allen Palmiere, President and CEO. “We secured additional capital through ATM sales and received the anticipated tax refund, strengthening our balance sheet and placing us in a better position to move forward with the development of the Three Sisters system. As discussed on our year-end call, we’re actively assessing equipment options and pursuing targeted purchases of high-quality rebuilt and/or overhauled equipment to accelerate development and reduce costs. We’re also advancing contractor negotiations to fast-track access to new zones. These initiatives are part of a disciplined execution plan—and we’re confident in our ability to deliver anticipated results.”

Don David Gold Mine:

●	In the first quarter of 2025, DDGM produced and sold a total of 3,394 gold equivalent (“AuEq”) ounces, comprised of 859 gold ounces and 230,320 silver ounces at an average sales price per ounce of $2,956 and $32.54, respectively.
●	During the first quarter, underground definition and grade control drilling progressed positively at the Three Sisters vein system, targeting the Sandy 1, Sandy 2 and Sadie 1 veins. Additionally, some definition drilling was completed on the Marena, Santa Helena and Viridiana veins within the Arista system. The goal of this drilling is to maximize potential economic returns from near-term production from both of the vein systems. Although underground exploration drilling is currently suspended, additional step-out targets at the Three Sisters and Arista vein systems have been identified for future drill testing. Exploration drilling will resume once the necessary development is completed and the Company’s working capital has increased.

Corporate and Financial:

●	The Company has $6.2 million in working capital and $4.9 million in cash as of March 31, 2025.
●	Net loss was $8.3 million or $0.07 per share for the quarter, which was mainly attributable to lower production and a decrease in net sales. Production was significantly impacted by the aging mining fleet, with lessened availability of the critical mining equipment and the lack of alternative ore production headings.
●	Total cash cost after co-product credits for the quarter was $2,494 per AuEq ounce, and total all-in sustaining cost (“AISC”) after co-product credits for the quarter was $3,252 per AuEq ounce.

Liquidity Update:

Both the grade and tonnes produced from the mining operations at DDGM remained lower than previous years during the first quarter of 2025. There are several factors that caused these declines. The Company has encountered significant issues with equipment availability due to the age and condition of some of the critical mining equipment in use at the mine. Due to the continued challenges with equipment availability and the decreased cash due to prior production shortfalls, the Company was not able to maintain its projected timeline for the development of future production zones. As a result, the Company is currently mining only one face at a time in areas that are accessible. The current lack of other available production zones has placed additional pressure on the Company’s ability to achieve its production estimates, as any problems encountered at the current production zone cannot be offset by production elsewhere in the mine. In addition, the mill experienced mechanical issues that resulted in lower throughput, and when combined with the lower tons mined, resulted in a production shortfall. To minimize the mechanical issues and return the mine to a positive cash flow position, capital is necessary to replace some of the mining fleet and upgrade the mill.

The Company believes that the mine has potential to generate positive cash flow based on the information to date from the new areas of the Three Sisters, as well as other areas that have been discovered near the existing mining zones. In order to develop access and better define these new areas, an investment must be made in the equipment and mine plan. Without the addition of these areas to the life-of-mine plan, the Company does not believe that the mine will generate sufficient operating cash flow in the near term.

The Company’s inability to achieve its production estimates and lack of adequate liquidity has created substantial doubt about its ability to continue as a going concern. The Company previously announced that it would require approximately $7.0 million to obtain additional mining equipment and for mill upgrades. Management is currently looking to reduce the amount necessary for mining equipment purchases by purchasing good used equipment and using a third-party contractor that will provide its own equipment. In addition to the above-mentioned equipment and mill upgrades, the Company expects to require approximately $8.0 million in working capital over the next 12 months to fund the initial development to access the Three Sisters and Splay 31 systems, although not all of this capital will be required immediately. Due to the early 2025 production challenges described above, the Company does not believe that the mine will generate sufficient cash flow to fund these improvements.

The Company raised $2.5 million through a registered direct offering in January 2025. Further, in February 2025, the Company sold its interest in Green Light Metals for $0.9 million. Year-to-date through May 8, 2025, the Company has raised $8.6 million through its ATM Program, after deducting the agent’s commissions and other expenses, and may utilize the ATM Program further to raise capital, as required. A portion of these proceeds was used to fund operations during the first quarter of 2025.

Additionally, on May 7, 2025, the Company received the previously disclosed tax refund of 76 million pesos from the overpayment of Mexico taxes by DDGM in 2023, plus an inflation adjustment, for a total of 79.6 million pesos (approximately $4.0 million). The Company continues to evaluate various financing options to fund its working capital needs for the next 12 months.

If the Company is unable to obtain additional capital and successfully develop the new mining areas, the continued operation of the mine may not be possible beyond the third quarter of 2025. If continued operation of the mine is not possible, the Company may be compelled to place the mine on “care and maintenance” status, which would likely trigger significant severance and other costs, which the Company may not be able to pay.

2025 Capital and Exploration Investment Summary

	For the three months ended March 31, 2025
	2025	2024

Sustaining Investments:
Underground Development	$468	$1,350
Other Sustaining Capital	50	282
Infill Drilling	109	441
Surface and Underground Exploration Development & Other	6	2
Subtotal of Sustaining Investments:	633	2,075
Growth Investments:
DDGM growth:
Surface Exploration / Other	281	899
Underground Exploration Development	1,188	-
Back Forty growth:
Back Forty Project Optimization & Permitting	204	205
Subtotal of Growth Investments:	1,673	1,104
Total Capital and Exploration:	$2,306	$3,179

Trending Highlights

	2024				2025
	Q1	Q2	Q3	Q4	Q1
Operating Data
Total tonnes milled	98,889	93,687	83,690	80,367	56,906
Average Grade
Gold (g/t)	1.89	1.27	0.54	0.64	0.70
Silver (g/t)	88	102	83	94	169
Copper (%)	0.37	0.26	0.19	0.20	0.18
Lead (%)	1.25	1.00	1.01	1.12	0.72
Zinc (%)	2.82	2.59	2.63	2.73	1.68
Metal production (before payable metal deductions)
Gold (ozs.)	4,757	2,947	944	1,258	903
Silver (ozs.)	251,707	263,023	194,525	210,581	257,285
Copper (tonnes)	280	181	93	88	54
Lead (tonnes)	812	616	576	678	272
Zinc (tonnes)	2,310	2,020	1,741	1,734	699
Metal produced and sold
Gold (ozs.)	3,557	2,724	1,357	960	859
Silver (ozs.)	216,535	234,560	181,434	184,804	230,320
Copper (tonnes)	264	197	98	82	50
Lead (tonnes)	667	491	467	548	277
Zinc (tonnes)	1,682	1,771	1,473	1,360	617
Average metal prices realized
Gold ($ per oz.)	$ 2,094	$ 2,465	$ 2,561	$ 2,706	$ 2,956
Silver ($ per oz.)	$ 23.29	$ 30.49	$ 30.61	$ 31.11	$ 32.54
Copper ($ per tonne)	$ 8,546	$ 10,428	$ 8,832	$ 8,969	$ 9,656
Lead ($ per tonne)	$ 1,977	$ 2,235	$ 2,065	$ 1,897	$ 1,950
Zinc ($ per tonne)	$ 2,483	$ 2,871	$ 2,854	$ 3,062	$ 2,710
Gold equivalent ounces sold
Gold Ounces	3,557	2,724	1,357	960	859
Gold Equivalent Ounces from Silver	2,408	2,901	2,169	2,125	2,535
Total AuEq oz	5,965	5,625	3,526	3,085	3,394

Year-End 2025 Conference Call

Due to the proximity to the recent 2024 year-end call, the Company has elected to forego hosting a Q1 2025 conference call.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico. Under the direction of an experienced board and senior leadership team, the Company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit the Company’s website, located at www.goldresourcecorp.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking words such as “plan,” “target,” “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, (i) the success and timing of the Company’s contractor negotiations and equipment acquisitions; (ii) Company’s anticipated near-term capital needs and potential sources of capital; (iii) the Company’s expectations regarding cash flow, productivity and the resumption of exploration drilling; (iv) the Company’s belief as to the cash flow potential of DDGM; and (v) the Company’s ability to continue to operate the Don David Gold Mine in the absence of additional capital. All forward-looking statements in this press release are based upon information available to the Company as of the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company’s actual results could differ materially from those discussed in this press release. Forward-looking statements are subject to risks and uncertainties. Additional risks related to the Company may be found in the periodic and current reports filed with the Securities and Exchange Commission by the Company, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which are available on the SEC’s website at www.sec.gov.

For further information, please contact:

Chet Holyoak

Chief Financial Officer

Chet.holyoak@grc-usa.com

www.GoldResourceCorp.com